Exhibit 99.1

FOR IMMEDIATE RELEASE

CAREER EDUCATION CORPORATION COMMENTS ON GAINFUL EMPLOYMENT

DATA PROVIDED BY U.S. DEPARTMENT OF EDUCATION

Hoffman Estates, August 16, 2010 - Career Education Corporation (NASDAQ: CECO) commented Monday on the August 13, 2010 release of U.S. Department of Education (ED) student loan repayment rates for institutions that receive federal loans under Title IV of the Higher Education Act. The information provided on August 13, 2010 relates to the proposed rule changes by ED seeking to define “gainful employment.”

Career Education is currently analyzing the data released by ED regarding the company’s institutions. The company intends to work with ED to gain further clarity on its methodology and, where possible, obtain access to additional information. The “gainful employment” rule, as currently proposed, requires repayment rate information and salary information at a program level to determine eligibility to provide Title IV loans. Program-level repayment rates and salary information have not been made available at this time.

As Career Education has previously communicated publicly, the information provided on August 13, 2010 combined with analysis from limited data related to the other parts of the proposed “gainful employment” test indicates directionally that the Company’s Culinary and Art and Design segments would be more impacted than the Health and University segments. The Company will continue to assess the information available during the coming weeks and will submit comments on the proposed “gainful employment” rule within the defined comment period.

ABOUT CAREER EDUCATION CORPORATION

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of over 104,000 students across the world in a variety of career-oriented disciplines. The more than 90 campuses that serve these students are located throughout the U.S. and in France, Italy, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs. Approximately 44% of our students attend the web-based virtual campuses of American InterContinental University, Colorado Technical University, International Academy of Design & Technology and Le Cordon Bleu College of Culinary Arts.

CEC is an industry leader whose brands are recognized globally. Those brands include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools, including the International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Istituto Marangoni; Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through our schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding careers.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

Contact:

Investors:

Jason Friesen

Senior Vice President of Finance, Investor Relations and Treasurer

(847) 585-3899

Media:

Jeff Leshay

Senior Vice President, Public Relations and Corporate Communications

(847) 585-2005